Exhibit 10(xx)
FIFTH AMENDED TENET HEALTHCARE CORPORATION
ANNUAL INCENTIVE PLAN
(As Amended and Restated Effective November 4, 2020)
1.Purpose
The purpose of this Tenet Healthcare Corporation Annual Incentive Plan is to provide incentives to enhance shareholder value and promote the attainment of significant business objectives of the Company by basing a portion of selected Employees’ compensation on the achievement of financial, business and other performance criteria.
2.Definitions
(a)“Affiliate” means a corporation or other entity controlled by, controlling or under common control with, the Company, or an entity that is otherwise closely connected to the Company, as determined by the Committee.
(b)“Award” means any annual incentive award, payable in cash, made under the Plan, which award may be based on (1) the change (measured as a percentage or an amount) in any one or more Performance Criteria from one measurement period to another, (2) the difference (measured as a percentage or an amount) between (A) a specified target or budget amount of any one or more Performance Criteria and (B) the actual amount of such Performance Criteria, during any measurement period, (3) the extent to which a specified target or budget amount for any one or more Performance Criteria is met or exceeded during any measurement period, (4) the attained level (measured as a percentage or an amount) of any one or more Performance Criteria relative to a designated comparison group of companies or published or special index during any measurement period; or (5) any other award, including a discretionary award, that may be paid from time to time under the Plan.
(c)“Award Schedule” means the Award Schedule established pursuant to Section 5.
(d)“Board” means the Board of Directors of the Company.
(e)“Business Unit” means any existing or future facility, region, division, group, subsidiary or other unit within the Company or any Affiliate.
(f)“Cause” means
(A)    when used in connection with a Qualifying Termination occurring during a Participant’s Protection Period, the same meaning as set forth in Section 2.1(f)(2) of the ESP, with the term “Participant” replacing the term “Covered Executive” as used therein.

(B)    when used in connection with a Qualifying Termination not occurring during a Participant’s Protection Period:
(i)    For any Participant who is a “Covered Executive” under the ESP, the same meaning as set forth in Section 2.1(f)(1) of the ESP, with the term “Participant” replacing the term “Covered Executive” as used therein.
(ii)    For any Participant who is not a “Covered Executive” under the ESP, “Cause” shall mean a Participant’s:
1.Dishonesty
2.Fraud;
3.Willful misconduct;
4.Breach of fiduciary duty;
5.Conflict of interest;
6.Commission of a felony;
7.Material failure or refusal to perform his or her job duties in accordance with Company policies;
8.Material violation of Company policy that causes harm to the Company or an Affiliate;
9.Other wrongful conduct of a similar nature and degree; or
10.Sustained unsatisfactory performance which is not improved after the Participant has been provided with a reasonable opportunity to improve his or her performance in accordance with the Company’s standard policies and procedures.
(g)    “Change of Control” has the same meaning as set forth in the definition of “Change of Control” in the ESP.
(h)    “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute and the regulations promulgated thereunder, as it or they may be amended from time to time.
(i)    “Committee” means the Human Resources Committee of the Board or any subcommittee thereof formed by the Human Resources Committee for the purpose of acting as the Committee hereunder.
(j)    “Company” means Tenet Healthcare Corporation, a Nevada corporation.

(k)    “Employee” means any executive officer or other employee of the Company or any Affiliate, or of any of their respective Business Units.
(l)    “ESP” means the Tenet Executive Severance Plan, as amended or restated from time to time.
(m)    “Good Reason” means:
1.When used in connection with a Qualifying Termination occurring during a Participant’s Protection Period, the same meaning as set forth in Section 2.1(x)(2) of the ESP.
2.When used in connection with a Qualifying Termination not occurring during a Participant’s Protection Period, for any Participant who is a “Covered Executive” under the ESP, the same meaning as set forth in Section 2.1(x)(1) of the ESP. For the avoidance of doubt, a Participant who is not a “Covered Executive” under the ESP shall not be eligible to claim “Good Reason” hereunder with regard to any termination of employment occurring outside a Participant’s Protection Period.
3.For purposes of this Section 2(m), references to “Employer” in the ESP with respect to any Participant means the Company or an Affiliate employing such Participant and references to “Covered Executive” in the ESP mean the Participant.
(n)    “Participant” means any Employee selected to receive an Award under the Plan for any Year or other measurement period.
(o)    “Performance Criterion” and “Performance Criteria” means any one or more of the following performance measures, or derivations of such performance measures, taken alone or in conjunction with each other, each of which may be adjusted by the Committee to exclude the before-tax or after-tax effects of any significant acquisitions or dispositions not included in the calculations made in connection with setting the Performance Criterion or Performance Criteria for the related Award or as otherwise deemed appropriate by the Committee, which adjustments need not be the same for each Participant, in each case as determined by and calculated or measured in the manner specified by the Committee:
(A)    Basic or diluted earnings per share of common stock;
(B)    Cash flow;
(C)    Economic value added;
(D)    Income, which may include, without limitation, net income, operating income, expense control measures, or other derivations of income;
(E)    Volume measures (e.g., admissions or visits);

(F)    Quality of service and/or patient care;
(G)    Business performance or return measures (including, but not limited to, market share, debt reduction, return on assets, capital, equity, or sales);
(H)    The price of the Company’s common or preferred stock (including, but not limited to, growth measures and total shareholder return); or
(I)    Any other criteria related to performance, including the performance of one or more of the Business Units, individual performance or any other category of performance selected by the Committee.
Any of the Performance Criteria may be applied to either the Company as a whole or any Business Unit, determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Russell 3000 Index or another group of companies deemed by the Committee to be comparable to the Company.
(p)    “Performance Goals” means the performance objectives with respect to one Performance Criterion or two or more Performance Criteria established by the Committee for the purpose of determining whether, and the extent to which, payments will be made for that Year or other measurement period with respect to an Award under the Plan.
(q)    “Plan” means the Tenet Healthcare Corporation Annual Incentive Plan as set forth herein, as it has been or may be amended and/or restated from time to time.
(r)    “Protection Period” means:
(A)    with respect to Participants who are not eligible to participate in the ESP, the period beginning on the date of a Change in Control and ending twenty-four (24) months following the occurrence of the Change in Control; and
(B)    with respect to Participants who are eligible to participate in the ESP, the same “Protection Period” as set forth in the ESP, and as it may be amended from time to time.
(s)    “Qualifying Termination” means a Participant’s “separation from service” (within the meaning of Section 409A of the Code) by reason of:
(A)    the involuntary termination of a Participant’s employment by the Company (or an Affiliate) without Cause, or
(B)    the Participant’s resignation from the employment of the Company (or an Affiliate) for Good Reason;

provided, however, that a Qualifying Termination will not occur by reason of the divestiture of Business Unit with respect to a Participant employed by such Business Unit who is offered a comparable position with the purchaser (regardless of whether the Participant accepts such position).
(t)    “RPAC” means the Retirement Plans Administration Committee of the Company.
(u)    “Scheduled Payment Date” means the Year after the Year in which a measurement period (including a measurement period that coincides with a Year) ends with respect to which a Participant has met the applicable Performance Goals entitling such Participant to receive an Award under this Plan.
(v)    “Target Award” means the amount, which may be expressed as a dollar amount or as a percentage of a Participant’s salary, payable to a Participant when actual performance with respect to any one Performance Criterion or any two or more Performance Criteria equals the Performance Goals for that Performance Criterion or those Performance Criteria established by the Committee.
(w)    “Year” means the Company’s fiscal year.
3.    Administration
(a)    Appointment of Committee. The Plan shall be administered by the Committee. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive or are eligible to receive Awards under the Plan, whether or not any Awards are the same or such persons are similarly situated. Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations and to establish non-uniform and selective Performance Criterion, Performance Criteria, Performance Goals, the weightings thereof, and Target Awards. Whenever the Plan refers to a determination being made by the Committee, it shall be deemed to mean a determination by the Committee in its sole discretion. Notwithstanding the foregoing, the Committee may delegate the responsibility for administering the Plan, subject to such limitations as the Committee deems appropriate. All references in the Plan to the “Committee” shall be, as applicable, to the Committee or any other committee or officer to whom the Board or the Committee has delegated authority to administer the Plan.
(b)    Discretion of Committee. The Committee shall have the discretion, subject to the limitations described herein, to, among other actions, (1) determine the Plan Participants; (2) determine the measurement period; (3) determine Performance Criterion, Performance Goals and Target Awards for each Year or other measurement period; (4) determine how Performance Criteria will be calculated and/or adjusted; (5) establish an Award Schedule; (6) establish performance thresholds for the payment of any Awards; (7) determine whether and to what extent the Performance Goals have been met or exceeded; (8) pay discretionary

Awards, including awards from an exceptional performance fund, as may be appropriate in order to assure the proper motivation and retention of personnel and attainment of business goals; (9) make adjustments to Performance Goals and thresholds; and (10) determine the total amount of funds available for payment of Awards with respect to each Year or other measurement period.
(c)    Authority of Committee. Subject to the provisions of the Plan, the Committee shall be authorized to interpret the Plan, make, amend and rescind such rules as it deems necessary for the proper administration of the Plan, make all other determinations necessary or advisable for the administration of the Plan and correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems desirable to carry the Plan into effect. Any action taken or determination made by the Committee shall be conclusive and binding on all parties. In the event of any conflict between an Award Schedule and the Plan, the terms of the Plan shall govern.
4.Adjustments for Material Changes
In the event of (1) a change in corporate capitalization, a corporate transaction or a complete or partial corporate liquidation, or (2) a natural disaster or other significant unforeseen event that materially impacts the operation of the Company, or (3) other material items that are treated under generally accepted accounting principles as unusual in nature or infrequently occurring, or (4) any material change in accounting policies or practices affecting the Company and/or the Performance Goals, then, to the extent any of the foregoing items or events was not anticipated at the time the Performance Goals were established, the Committee may in each case appropriately adjust any evaluation of performance under such Performance Goals so as to neutralize the effect of the item or event on the applicable Award.
5.Award Schedules
The Committee may establish a Performance Criterion or two or more Performance Criteria and Performance Goals for each Year or other measurement period. If the Committee establishes two or more Performance Criteria, the Committee may in its discretion determine the weight to be given to each Performance Criteria in determining Awards. The Committee shall establish an Award Schedule for each Participant for each Year, which Award Schedule shall set forth the Target Award for such Participant payable at specified levels of performance, based on the Performance Goal for each Performance Criterion and the weighting, if any, established for such criterion. The Committee may vary the Performance Criteria, Performance Goals and weightings, if any, from Participant to Participant, Award to Award, Year to Year and measurement period to measurement period.

6.Eligible Persons
Any Employee who is a key Employee in the judgment of the Committee shall be eligible to be selected by the Committee to participate in the Plan. Board members who are not Employees are not eligible to participate in the Plan. No Employee shall have a right to be selected to participate in the Plan, or, having once been selected, to be selected again, or to continue as an Employee.
7.Amount Available for Awards
The Committee shall determine the amount available for payment of Awards in any Year or any other measurement period.
8.Determination of Awards
The Committee shall determine the actual Award payable to each Participant for each Year or other measurement period, taking into consideration, as it deems appropriate, the performance of the Company, Affiliate and/or a Business Unit, as the case may be, for the Year or other measurement period in relation to the Performance Goals theretofore established by the Committee, and the performance of the respective Participants during the Year or other measurement period. The fact that an Employee is selected as a Participant for any Year or other measurement period shall not mean that such Employee necessarily will receive an Award for that Year or other measurement period. The Committee may, in its discretion, increase or reduce the amount of an Award otherwise earned hereunder after considering such factors as it deems appropriate, including individual performance factors. Notwithstanding any other provisions of the Plan to the contrary, the Committee may grant discretionary Awards as it sees fit under the Plan.
9.Payment of Awards
Awards under the Plan for a particular Year or other measurement period shall be paid on the Scheduled Payment Date with respect to such Year (or other measurement period), unless the time of payment is otherwise specified in an Award Schedule; provided, however, that any alternate time of payment provided for in an Award Schedule must comply with the requirements of section 409A of the Code.
10.Repayment and Forfeiture of Awards
To the extent permitted by governing law, the Board may require forfeiture of all or part of any unpaid Awards or reimbursement to the Company of Awards paid to any Participant who is an executive officer of the Company where (a) the payment was predicated in whole or in part upon the achievement of certain financial results that were subsequently the subject of a material restatement, (b) in the Board’s view the officer engaged in fraud or misconduct that caused or partially caused the need for the restatement, and (c) a lower Award payment would have been made to the officer based upon the restated financial results.

In each such instance, the Company will, as directed by the Board and to the extent practicable, cancel all or part of any outstanding unpaid Award or seek to recover the amount by which the individual officer’s Award for the relevant period exceeded the lower Award payment that would have been made based on the restated financial results, plus a reasonable rate of interest; provided that the Company will not seek to recover Awards paid more than five years prior to the date the applicable restatement is disclosed.
To the extent permitted by governing law, the Company may require forfeiture of all or part of any unpaid Awards or seek reimbursement of Awards paid to any Participant in other circumstances involving material violations of any Company policy, fraud or misconduct by the Participant where the Board determines that such violations, fraud or misconduct caused substantial harm to the Company even in the absence of a subsequent restatement of the Company’s financial statements.
In addition, Awards paid under this Plan will be subject to recoupment in accordance with any other recoupment policy that the Company adopts or is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable law.
No forfeiture or recovery of compensation under this Section 10 will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any Company plan or agreement with the Company.
11.Termination of Employment
(a)    General Rule. Except as provided in Subsections (b) and (c) below, a Participant must be actively employed by the Company on the date the amount payable with respect to his/her Award is determined by the Committee (the “Determination Date”) in order to be entitled to payment of any Award for that Year or other measurement period. A Participant who terminates employment with the Company prior to the Determination Date under any circumstances other than those set forth in Subsections (b) and (c) shall not be entitled to receive any Award for the Year or other measurement period in which such termination of employment occurs.
(b)    Exception for a Termination of Employment by the Participant for Good Reason or by the Company without Cause on or after Completion of at Least 50% of Measurement Period. In the event active employment of a Participant shall be terminated before the Determination Date but on or after the date that at least 50% of the measurement period for the Award has been completed (e.g., on or after July 1 for a calendar year measurement period) (1) by the Participant for Good Reason or (2) by the Company without Cause, such Participant will receive a portion of his/her Award for the Year (or other applicable measurement period), calculated from the beginning of the Year (or other applicable measurement period) through the date of such Participant’s termination of employment with the Company, pro-rated as a fraction based on the full number of months worked by the

Participant for the Company or an Affiliate during the relevant measurement period; provided, however, that in order to receive a pro-rata portion of an Award under this Section 11(b), a Participant must meet the Performance Criterion (or Performance Criteria) and/or Performance Goals established by the Committee with respect to such Award for the period from the beginning of the Year (or other applicable measuring period) through the end of the Year (or other applicable measurement period).
(c)    Exception for a Termination of Employment due to Retirement. In the event of a Participant’s retirement before the Determination Date, such Participant will receive a portion of his/her Award for the Year (or other applicable measurement period), calculated from the beginning of the Year (or other applicable measurement period) through the date of such Participant’s termination of employment with the Company, pro-rated as a fraction of based on the number of full months worked by the Participant for the Company or an Affiliate during such measurement period; provided, however, that in order to receive a pro-rata portion of an Award under this Section 11(c), a Participant must meet the Performance Criterion (or Performance Criteria) and/or Performance Goals established by the Committee with respect to such Award for the period from the beginning of the Year (or other applicable measuring period) through the end of the Year (or other applicable measurement period). For purposes of this Section 11(c), a “retirement” means a termination of employment by the Participant on or after age 62.
12.Miscellaneous
(a)    Nonassignability. No Award will be assignable or transferable without the written consent of the Committee in its sole discretion, except by will or by the laws of descent and distribution.
(b)    Withholding Taxes. Whenever payments under the Plan are to be made, the Company will withhold therefrom an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.
(c)    Amendment or Termination of the Plan. The Committee may at any time amend, suspend or discontinue the Plan, in whole or in part. The Committee may at any time alter or amend any or all Award Schedules under the Plan to the extent permitted by law. Notwithstanding the foregoing, the RPAC has the right to make non-material amendments to the Plan to comply with changes in the law or to facilitate Plan administration; provided, however, that each such proposed non-material amendment must be discussed with the Chairperson of the Committee in order to determine whether such change would constitute a material amendment to the Plan. No Participant shall have any guarantee of or right to payment with respect to any Award hereunder at any time.
(d)    Other Payments or Awards. Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any Award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.
(e)    Payments to Other Persons. If payments are legally required to be made to any person other than the person to whom any amount is available under the Plan, payments will be made accordingly. Any such payment will be a complete discharge of the liability of the Company.
(f)    Limits of Liability.
1.Any liability of the Company to any Participant with respect to an Award shall be based solely upon the obligations, if any, created by the Plan and the Award Schedule.
2.Neither the Company, nor any member of its Board or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan.
(g)    Rights of Employees.
1.Status as an Employee eligible to receive an Award under the Plan shall not be construed as a commitment that any Award will be made under this Plan to such Employee or to other such Employees generally.
2.Nothing contained in this Plan or in any Award Schedule (or in any other documents related to this Plan or to any Award or Award Schedule) shall confer upon any Employee or Participant any right to continue in the employ or other service of the Company or constitute a contract or limit in any way the right of the Company to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without cause.
(h)    Section Headings. The section headings contained herein are for the purposes of convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, will control.
(i)    Invalidity. If any term or provision contained herein will to any extent be invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof.
(j)    Applicable Law. The Plan, Awards and Award Schedules and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the state of Texas without regard to the conflict of law principles thereof.
(k)    Compliance with Section 409A of the Code. The Plan is intended to be exempt from or comply with section 409A of the Code and shall be administered in such a manner and shall be construed and interpreted in accordance with such intent To the extent that an Award or the payment of such Award is subject to section 409A of the Code, the Award shall be granted and paid in a manner that will comply with section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment of such Award to fail to satisfy section 409A of the Code may be amended, in the discretion of the Committee, to comply with section 409A of the Code on a timely basis, and may be amended on a retroactive basis, in accordance with regulations and other guidance issued under section 409A of the Code.
(l)    Conflicts Between Plans. In the event that there is a conflict between a provision of this Plan and the ESP, as then in effect, the terms of the ESP shall control.
(m)    Arbitration. In the event of a dispute arising under this Plan, a Participant or the Company, as applicable, may submit a claim to a third party neutral arbitrator. The arbitration will be conducted pursuant to the American Arbitration Association (“AAA”) Rules on Employee Benefit Claims.
The arbitrator will be mutually selected by the Participant and the Company and/or the RPAC from a list of arbitrators who are experienced in employee compensation matters that is provided by the AAA. If the parties are unable to agree on the selection of an arbitrator within ten (10) days of receiving the list from the AAA, the AAA will appoint an arbitrator. The arbitrator’s review will be limited to interpretation of the Plan document in the context of the particular facts involved. The Participant, the RPAC and the Company agree to accept the award of the arbitrator as binding, and all exercises of power by the arbitrator hereunder will be final, conclusive and binding on all interested parties, unless found by a court of competent jurisdiction, in a final judgment that is no longer subject to review or appeal, to be arbitrary and capricious. The Participant, the RPAC and the Company agree that the venue for the arbitration will be in Dallas, Texas. The costs of arbitration will be paid by the Company; the costs of legal representation for the Participant or witness costs for the Participant will be borne by the Participant; provided, that, as part of his award, the arbitrator may require the Company to reimburse the Participant for all or a portion of such amounts.
The following discovery may be conducted by the parties: interrogatories, demands to produce documents, requests for admissions and oral depositions. The arbitrator will resolve any discovery disputes by such pre-hearing conferences as may be needed. The Company, the RPAC and Participant agree that the arbitrator will have the power of subpoena process as provided by law. Disagreements concerning the scope of depositions or document production, its reasonableness and enforcement of discovery requests will be subject to agreement by the Company and the Participant or will be resolved by the arbitrator. All discovery requests will be subject to the proprietary rights and rights of privilege and other protections granted by applicable law to the Company and the Participant and the arbitrator will adopt procedures to protect such rights. With respect to any dispute, the Company, the RPAC and the Participant agree that all discovery activities will be expressly limited to matters directly relevant to the dispute and the arbitrator will be required to fully enforce this requirement. The arbitrator will have no power to add to, subtract from, or modify any of the terms of the Plan, or to change or add to any benefits provided by the Plan, or to waive or fail to apply any requirements of eligibility for a benefit under the Plan. Nonetheless, the arbitrator will have absolute discretion in the exercise of its powers in the Plan. Arbitration decisions will not establish binding precedent with respect to the administration or operation of the Plan.
(n)    Successors. All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.